Exhibit 10.137

ROYALTY AGREEMENT

BETWEEN

BIOVEST INTERNATIONAL, INC.

AND

ACCENTIA BIOPHARMACEUTICALS, INC.

This Royalty Agreement (this “Agreement”) effective as of October 31, 2006, by and between BIOVEST INTERNATIONAL, INC., a Delaware corporation (“Biovest”) and ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation, (“Accentia”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Biovest and Accentia entered in to a Biologic Products Commercialization Agreement on August 17, 2004 (the “Biologic Products Commercialization Agreement”);

WHEREAS, Biovest and Accentia wish to terminate the Biologic Products Commercialization Agreement by entering into this Agreement which shall supersede and replace the Biologic Products Commercialization Agreement; and

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings:

1.1 “Affiliate”, with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with such Party. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

1.2 “Biovest Biologic Products” shall mean all biopharmaceutical products including but not limited to monoclonal antibodies, peptides, infectious disease and cancer vaccines, autologous cancer vaccines such as for non-Hodgkins lymphoma and renal cell carcinoma, cell-based therapies, stem cells, cytokines, and viruses produced by mammalian cell culture techniques which are currently owned, licensed or being developed by Biovest or its subsidiaries or which may be subsequently acquired or developed by Biovest during the Term of this Agreement.

1.3 “Effective Date” shall mean the date first written above.

1.4 “Joint Invention” shall mean any invention for which it is determined, in accordance with applicable law, that both: (i) employees or agents of Accentia or any other persons obligated to assign such Invention to Accentia, and (ii) employees or agents of Biovest or any other persons obligated to assign such invention to Biovest, are joint inventors of such invention.

1.5 “License Revenue” shall mean any and all revenue or other consideration received by Biovest from a Licensee for Biovest Biologic Products under this Agreement, including but not limited to, revenue or royalties from sales of Biovest Biologic Products, upfront revenue, milestone revenue, royalty income, and the market value at the time of transfer of all non-monetary consideration such as barter or counter-trade in the country of disposition.

1.6 “Licensee” shall mean any Third Party granted a license by Biovest to manufacture, sell, or commercialize Biovest Biologic Products pursuant to Section 3.2 hereof.

1.7 “Net Sales” shall mean the gross amount invoiced for Biovest Biologic Products sold in arm’s length sales or commercial transactions to a Third Party by Biovest, its Affiliates or any Third Party which acquired ownership of any Biovest Biologic Product from Biovest, less deductions for:

(a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

(b) credits, allowances or refunds given or made for rejected, outdated or returned Biovest Biologic Products, if applicable; and

(c) any prepaid or invoiced charges for import or export taxes, insurance or charges for returnable containers.

1.8 “Party” shall mean Accentia or Biovest and, when used in the plural, shall mean Accentia and Biovest.

1.9 “Patent” means (i) any unexpired patent (including inventor’s certificates) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.10 “Territory” shall mean the world.

1.11 “Third Party” means any person or entity other than Accentia, Biovest or any Affiliate of either Accentia or Biovest.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2 Representations and Warranties of Biovest. Biovest hereby represents and warrants that:

(a) Biovest has the right to enter into this Agreement without the consent or approval of any Third Party;

(b) Biovest is not aware of any asserted or unasserted claim or demand against the Biovest Biovest Biologic Products;

(c) To the best of Biovest’s knowledge, the Biovest Biologic Products do not infringe upon any patent or other proprietary rights of any other Third Party; and

(d) Biovest has not entered into any agreement with any Third Party which is in conflict with the rights granted to Accentia pursuant to this Agreement.

ARTICLE 3 – TERMINATION OF THE BIOLOGIC PRODUCTS COMMERCIALIZATION AGREEMENT

3.1 Termination of Biologic Products Commercialization Agreement. On the Effective Date, the Biologic Products Commercialization Agreement shall be terminated and superseded by this Agreement (“Termination of Biologic Products Commercialization Agreement”).

3.2 Purchase Price for Termination of Biologic Products Commercialization Agreement. The purchase price for the Termination of the Biologic Products Commercialization Agreement is Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”). The Purchase Price shall be paid by Biovest delivering to Accentia at Closing Five Million (5,000,000) shares of Biovest fully paid and non-assessable common stock, par value $0.01, valued at $1.10 per share.

ARTICLE 4 - ROYALTY PAYMENTS AND REPORTS

4.1 Royalties. Biovest shall pay to Accentia, or its assigns, a royalty equal to nineteen and one half (19.5%) percent of the Net Sales and License Revenue within the Territory from any Biovest Biologic Products received by Biovest (“Royalties”). For the avoidance of doubt, the obligation to pay Royalties granted hereby are limited to Net Sales and License Revenue within the Territory from Biovest Biologic Products and no interest, royalty right or license is granted to Accentia hereunder with regard to any Biovest activity other than Biovest Biologic Products. Without limiting the foregoing, contract cell production and the manufacture or sale of instruments including automated instruments or disposables of such instruments are expressly excluded from this Agreement and no Royalty shall be paid with regard thereto.

4.2 Term of Royalty Obligations. The Royalty specified in Section 4.1 above shall continue for so long as Biovest manufactures, sales, commercializes, conducts a clinical trial, or licenses any Biovest Biologic Product.

4.3 Payments of Royalties. Royalties shall be paid no later than sixty (60) days following the end of the calendar quarter during which Net Sales or License Revenue are invoiced for Biovest Biologic

Products (“On-going Royalty Payments”). Additionally, Biovest shall make an advanced Royalty payment to Accentia equal to Six Million Dollars ($6,000,000) which shall be paid in lump-sum cash within five (5) business days after the first commercial sale of the Biovest Biologic Products in North America (“Advanced Royalty Payment”). In the alternative, in the event McKesson Corporation provides written notice of termination under the Distribution Agreement between Accentia and McKesson Corporation, Biovest shall make an advanced Royalty payment to Accentia equal to Three Million Dollars ($3,000,000) which shall be paid in lump-sum cash one hundred seventy-five days following such written notice of termination (“Advanced Royalty Payment In The Event of McKesson Termination”). In the event Biovest makes the Advanced Royalty Payment or in the event Biovest assumes the McKesson Corporation Distribution Agreement resulting in Accentia being released from any obligation under said Distribution Agreement, the next Royalty payment due after such royalty payment shall be due and payable after the aggregate of all Net Sales and License Revenue exceeds $30,769,230. Should Biovest make the Advanced Royalty Payment In The Event of McKesson Termination, the next Royalty payment due after such royalty payment shall be due and payable after the aggregate of all Net Sales and License Revenue exceeds $15,384,615. Biovest’s obligation to make the Advanced Royalty Payment or the Advanced Royalty Payment In The Event of McKesson Termination as described above shall terminate should Biovest, in its discretion, assume the Distribution Agreement between Accentia and McKesson Corporation. Should Net Sales or License Revenue occur, whether from international sales, license payments or otherwise, prior to Biovest’s making the Advanced Royalty Payment, Biovest making the Advanced Royalty Payment In The Event of McKesson Termination or Biovest assuming the McKesson Corporation Distributing Agreement, payments of Royalties under section 4.1 shall be made to Accentia no later than sixty (60) days following the end of the calendar quarter during which Net Sales or License Revenue are invoiced for Biovest Biologic Products.

4.4 Place of Payment. All Royalty payments due shall be payable in U.S. Dollars by wire transfer to a bank account designated by each Party from time to time. Biovest shall convert all non-U.S. Dollar sales to U.S. Dollars using the average exchange rates quoted in the Wall Street Journal for the final day of each month in the relevant period for which the Royalty is being paid. In the event payment of any Royalties is restricted or prohibited by the laws or regulations of a particular country, then to the extent of such a restriction and prohibition, royalties shall be paid to Biovest in that country and in the currency of said country into an account to be designated by Biovest.

4.5 Taxation of Payments.

(a) Insofar as any payment that is due under this Agreement is subject to any tax, duty, levy, or other government imposition, the Party receiving the payment agrees to bear any and all such taxes, duties, levies or impositions. Each Party hereby authorizes the other Party to withhold such taxes, duties, levies or impositions from the payments in accordance with this Agreement if Biovest or Accentia is required to do so under the laws of the United States or any country in the Territory where such taxes, duties, levies or impositions are payable. Whenever a Party deducts such tax, duty, levy or imposition from any payments due, then it shall furnish the other Party with a certificate showing the payment of thereof to the United States or any country in the Territory.

(b) In the event any payments which are due under this Agreement are subject to value added taxation by any government, then the Party receiving the payment shall bear such value added tax in full and the Party making the payment shall be reimbursed therefor. If appropriate, the Party receiving payment may add such value added taxes to its royalty accounts, provided such value added taxes are credited against the other Party’s value added tax debt and the other Party is reimbursed in full with respect thereto. Notwithstanding anything herein to the contrary, the Party making the payment shall have no liability for any value added tax directly or indirectly relating thereto.

(c) In the event any payment is subject to a withholding or other income tax in any country in the Territory, promptly following becoming aware of the applicability of any such tax, the Party making the payment shall so advise the other Party. The Party receiving the payment shall have the right to contest such tax with the appropriate governmental body any such proposed withholding and the other Party shall provide, at receiving Party’s expense, reasonable cooperation in any such contest. The Parties shall provide each other with such receipts or other evidence of any tax withheld as is necessary to claim any credit or deduction available to it in other jurisdictions. Payments shall only be reduced for withholding taxes imposed by the jurisdiction out of which the payment is directly made.

4.6 Interest. All payments due hereunder that are not paid when due and payable as specified in this agreement shall bear interest at an annual rate equal to the prime rate (“Prime Rate”) for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 5%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

4.7 Right to Documentation. Upon request, Accentia shall have the right to request reasonable documentation of Biovest’s calculations to determine Biovest’s Net Sales and/or License Revenue and to request discussion of such calculations with appropriate representatives of Biovest.

4.8 Records Retention. Biovest, its assignees and Affiliates shall keep complete and accurate records pertaining to Net Sales and License revenue for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit Accentia to confirm the accuracy of Royalty calculations hereunder. Such records shall be available at all reasonable times for inspection by Accentia or its representatives for verification of Royalty payments or compliance with other aspects of this Agreement.

4.9 Audit Request. At the request of Accentia, Biovest its Affiliates and Licensees shall permit an independent, certified public accountant appointed by Accentia and acceptable to Biovest or its

Affiliates or Licensees (as applicable), at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales and License Revenue in the possession or control of Biovest, its Affiliates or Licensees, for a period of three (3) years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the Royalties payable for any calendar quarter in the case of Biovest’s or its Affiliate’s failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Accentia any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. Accentia shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties by Biovest of more than ten percent (10%) from the amount of the original royalty payment made by Biovest. In such event, Biovest shall bear the full cost of the performance of such audit.

ARTICLE 5 – INTENTIONALLY OMITTED

ARTICLE 6 - CONFIDENTIALITY

6.1 Use of Name. Accentia agrees not to use directly or indirectly Biovest’s name without Biovest’s prior written consent except as part of its required filings or in connection with a discussion of the business, as consolidated, of Accentia. Accentia agrees not to use directly or indirectly Biovest’s name or information without Biovest’s prior written consent. Notwithstanding the foregoing, Accentia and Biovest may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure; and Accentia may use Biovest’s names in various documents used by AutovaxID, Inc., a Florida Corporation and wholly-owned subsidiary of Biovest, for capital raising and financing purposes.

6.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

ARTICLE 7 - INDEMNIFICATION

7.1 Indemnification by Biovest. Biovest shall defend, indemnify and hold Accentia, its officers, directors, employees and consultants harmless from and against any and all Third Party Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to Biovest’s activities related to Biovest Biologic Products contemplated under this Agreement, including, but not limited to, (a) breach of the representations, warranties and obligations of Biovest hereunder, or (b) any tax, duty, levy or government imposition on any sums payable by Biovest to Accentia hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the gross negligence of Accentia.

7.2 Notice. In the event of indemnification under Sections 7.1, Accentia shall: (i) promptly inform the other Party of the Third Party Claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting there from (including the right to settle it at the sole discretion of that Party), and (iii) cooperate as reasonably requested (at the expense of that Party) in the defense of the Claim.

7.3 Insurance.

(a) Prior to the first sale of any Biovest Biologic Products by Biovest under this Agreement, Biovest shall obtain and maintain broad form comprehensive general liability insurance and licensed product liability insurance with a reputable and financially secure insurance carrier, subject to approval by Accentia, to cover such activities of Biovest under this Agreement. Such insurance shall provide minimum annual limits of liability of $5,000,000 per occurrence and $5,000,000 in the aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall name Accentia as an additional insured and shall be purchased and kept in force for the period of ten (10) years after the cessation of sales of all Biovest Biologic Products under this Agreement.

(b) At Accentia’s request, which shall not be more frequently than annually, Biovest shall provide Accentia evidence of any insurance obtained pursuant to this Section 7.3.

ARTICLE 8 – TERM; TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and shall continue for so long as Biovest manufactures, sales, commercializes, conducts a clinical trial, or licenses any Biovest Biologic Product.

8.2 Surviving Obligations. This Agreement and the obligations set forth herein shall be binding on the survivor of any merger or consolidation of Biovest or further shall be binding on any purchaser from Biovest of the assets constituting any Biovest Biologic Product.

ARTICLE 9 – MISCELLANEOUS PROVISIONS

9.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

9.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which approval is not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.2 shall be null and void.

9.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, documents and agreements, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4 Force Majeure. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 9.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

9.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Autovax” “AutovaxID” or “Biovest” or any other trade name or trademark of the other party in connection with the performance of this Agreement.

9.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

9.7 Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

(a)	If to Biovest, addressed to:

Steve Arikian, M.D.

CEO and President

Biovest International, Inc.

Suite 350

324 South Hyde Park Ave.

Tampa, Florida, 33606

(b)	If to Accentia, addressed to:

Frank O’Donnell, M.D.

Accentia Biopharmaceuticals, Inc.

Suite 350

324 South Hyde Park Ave.

Tampa, Florida, 33606

9.8 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

9.9 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

9.10 Dispute Resolution.

(a) Senior Officials. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For Accentia:	Frank O’Donnell, M.D.

For Biovest:	Steve Arikian M.D.

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 9.10(b).

(b) Arbitration. In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of both Parties, then such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by Biovest, one by Accentia, and the third by the two so chosen. If both or either of Accentia and/or Biovest fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the American Arbitration Association shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the American Arbitration Association. The decision of the arbitrators shall be by majority vote and, at the request of either Party, the arbitrators shall issue a written opinion of findings of fact and conclusions of law. Costs shall be borne as determined by the arbitrators. Unless the Parties to the arbitration shall otherwise agree to a place of arbitration, the place of arbitration shall be at New York, New York, U.S.A. The arbitration award shall be final and binding upon the Parties to such arbitration and may be entered in any court having jurisdiction.

9.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

9.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.13 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

9.14 Waiver of Potential Conflicts of Interest. Biovest and Accentia hereby acknowledge that Accentia owns more than a majority of the outstanding capital stock of Biovest, and that certain directors, officers and employees of Biovest also have positions as officers, directors or employees of Accentia. In light of the potential conflicts of interest resulting from the interrelationship of the parties, Biovest has committed to submit this Agreement and the potential conflicts of interest arising there from to the Biovest Audit Committee. All members of the Biovest Audit Committee are independent from any relationship with Accentia. Further, Biovest has committed that the Biovest Audit Committee shall engage independent legal counsel and Accentia has also committed that it shall engage independent legal counsel because the general counsel and entire legal staff used by both Biovest and Accentia are shared resources by Biovest and Accentia. The role of general counsel and in-house legal staff of

Biovest and Accentia shall be limited to initial drafting and to supporting independent legal counsel. Biovest further represents that this Agreement shall not be submitted to the full Board of Directors of Biovest unless this Agreement has been recommended by the Biovest Audit Committee. Biovest, following the recommendation of its Audit Committee and with the approval of its Board of Directors, by executing this Agreement shall be deemed to expressly acknowledge and waive the potential conflicts of interest associated with this Agreement. By execution of this Agreement the parties acknowledge to each other that each party has taken all reasonable and necessary steps to assure that all potential conflicts of interest have been fully disclosed, addressed, and fairly and completely resolved or waived.

9.15 Acknowledgement. Biovest acknowledges that Accentia granted to McKesson Corporation the exclusive right in the United States, Canada and Mexico for McKesson Corporation to serve as the exclusive distributor for Biovest Biologic Products. Accentia agrees that upon and subject to the timely receipt from Biovest of the Advanced Royalty Payment required by section 4.3 hereof, that Accentia will terminate all rights held by McKesson Corporation to serve as distributor for the Biovest Biologic Products.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
	Name:	Steve Arikian, M.D.
	Title:	CEO and President

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
	Name:	Frank O’Donnell, M.D.
	Title:	CEO and President